UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): November 1, 2018

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30142 Wixom Road, Wixom, Michigan 48393

(Address of principal executive offices, including zip code)

(248) 960-9009

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On November 1, 2018, Rockwell Medical, Inc., a Michigan corporation (the “Company”), announced the appointment of Angus Smith as the Company’s Chief Financial Officer.  Mr. Smith will begin serving as the Company’s Chief Financial Officer on or around November 28, 2018.

Mr. Smith, age 35, has significant experience in a variety of finance roles in the health care industry.  Most recently, Mr. Smith served as Senior Vice President, Chief Business Officer and Principal Financial Officer at Pernix Therapeutics Holdings, Inc. (“Pernix”), from February 2018 until present, where Mr. Smith was responsible for the oversight of Pernix’s financial operations and management of Pernix’s business development activities, as well as relationships with investors and other key constituents in the financial community.  Previously at Pernix, Mr. Smith served as Vice President, Business Development & Strategic Planning from July 2016 to February 2018 and as Vice President, M&A and Corporate Finance from September 2014 to July 2016. From October 2011 to September 2014, Mr. Smith served as a Director in the Healthcare Investment Banking Group at Cantor Fitzgerald, a financial services firm. Mr. Smith previously held several positions of increasing responsibility in the Healthcare Investment Banking group at Gleacher & Company, a financial advisory firm, and various predecessor firms from July 2005 to August 2011. Mr. Smith earned a B.A. in Mathematical Economics from Colgate University in 2005.  There are no arrangements between Mr. Smith and any other person pursuant to which Mr. Smith was appointed to serve as our Chief Financial Officer, nor are there any material transactions in which the Company is a participant in which Mr. Smith has a material interest.

Employment Agreement

On October 26, 2018, the Company entered into an employment agreement with Angus Smith, pursuant to which he will serve as the Company’s Chief Financial Officer (the “Employment Agreement”). The Employment Agreement provides that Mr. Smith will serve as an at-will employee. Mr. Smith will receive an annualized base salary of $400,000 (“Base Salary”) and a sign-on bonus of $125,000 (Mr. Smith is required to repay a pro-rated portion of his sign-on bonus if the Company terminates his employment for Cause or if Mr. Smith resigns without Good Reason within 12 months of the Commencement Date). Beginning in 2019, Mr. Smith will be eligible to earn year-end performance bonuses (to be paid in either cash or equity or both) with a target bonus of 50% of his Base Salary (“Target Bonus”). Mr. Smith shall be eligible for annual long-term incentive grants in cash or equity or both and will receive an initial equity grant on his commencement of employment representing the right to acquire a total of up to 500,000 shares of Company common stock, compromised of time-based and performance-based options and time-based and performance-based restricted stock units.

Under the Employment Agreement, upon a termination of Mr. Smith’s employment by the Company for “Cause” or by Mr. Smith without “Good Reason” (each, as defined), Mr. Smith will be entitled to receive: (i) unpaid compensation accrued through the last day of his employment, (ii) a lump sum payment of accrued but unused vacation days, and (iii) payment of any other amounts owing to Mr. Smith but not yet paid (including any bonus earned but not paid).

Under the Employment Agreement, upon a termination of Mr. Smith’s employment by the Company without Cause or by Mr. Smith for Good Reason, Mr. Smith will be entitled to receive the compensation entitled to him upon a termination of his employment by the Company for Cause or by Mr. Smith without Good Reason in addition to: (i) his Base Salary then in effect plus 100% of the Target Bonus payable for such one-year period, and (ii) COBRA coverage for one year.

Mr. Smith will also be eligible to receive certain benefits following a Change of Control.

In connection with the Employment Agreement, Mr. Smith also entered into the Company’s form of Employee Confidentiality, Assignment of Inventions, Non-Interference and Non-Competition Agreement.

Capitalized terms used in herein, but not defined, shall have the meanings given to them in the Employment Agreement. The foregoing summary of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.84 and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.         The following exhibits are being filed herewith:

EXHIBIT INDEX

Exhibit No.	Description

10.84	Angus Smith Employment Agreement, dated October 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: November 2, 2018	By:	/s/ Stuart Paul
Stuart Paul
Chief Executive Officer